Exhibit 99.1
Global Water Resources Reports Second Quarter 2021 Results

PHOENIX, AZ – August 5, 2021 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the second quarter ended June 30, 2021. All comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below.)
Q2 2021 Financial Highlights
•Revenues increased $1.1 million, or 10.7%, to $10.9 million, driven by organic connection growth, greater consumption, and increased rates.
•Net income totaled $2.0 million, or $0.09 per share, improving from a net loss of $0.1 million, or $(0.01) per share.
•Adjusted EBITDA increased $0.5 million, or 11.5%, to $5.3 million (see definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).
•Cash and cash equivalents totaled $19.3 million at June 30, 2021.

•Declared three monthly cash dividends of $0.02434 per common share, or $0.29208 per share on an annualized basis.
Q2 2021 Operational Highlights
•Total active service connections increased 10.2% to 51,314 at June 30, 2021 from 46,573 at June 30, 2020.
•Q2 annualized active connection growth rate was 9.9%.
•Invested $3.1 million on infrastructure projects to support existing utilities as well as continued growth. This brings the year to date total capital investments to $6.4 million.
•Global Water - Picacho Cove Water Company activated services to Nikola Motor Corp in Coolidge, AZ.
•Promoted Steven Brill to the new position of vice president of IT Operations and Security., which more closely aligns the company’s management structure to address IT initiatives and prepare for future growth.
•Extended the maturity date for the company's three-year revolving $10 million credit line from April 30, 2022 to April 30, 2024. The full amount under this credit line remains available to-date.
Management Commentary

“In Q2, revenues totaled $10.9 million, up 10.7% versus the same year-ago quarter,” said Global Water Resources president and CEO, Ron Fleming. “Revenues from water services, wastewater and recycled water services increased across the board, driven by greater water consumption, organic growth in connections, and increased rates.

“Our utilities and service areas remain in the anticipated path of residential and commercial development, primarily in the Phoenix metropolitan area. We also continue to be well-positioned to benefit from population growth in the area due to availability of lots and the existing infrastructure within our service areas.

“During the quarter, we advanced our water infrastructure design and engineering for Inland Port Arizona, a 2,700 acre or 3.4 square mile property located in the City of Coolidge. The property is under development by Saint

Holdings, which is actively marketing the project. Following its completion, we expect the project to expand our existing service areas and create new ones.

“Late last year, we signed a master utility agreement to serve the new Nikola manufacturing facility located next to Inland Port Arizona. Last month, we completed the first phase of a water solution for the site, allowing us to turn on its service. While we do not anticipate Nikola's initial usage to be material given the current stage of construction, we are encouraged by the associated long-term growth prospects of the larger Inland Port Arizona area. As one of the first major manufacturers to locate to Inland Port Arizona, we expect the new manufacturing facility to stimulate commercial and residential growth in our surrounding service area.

“Our capital resources, including cash and cash equivalents of $19.3 million and unused credit line of $10 million, enables us to be a strong utility partner for the communities where we have the privilege to serve. It also allows us to pursue growth through investments in organic expansion, acquisitions and new projects, both big and small.

“We continue to evaluate acquisitive opportunities that are synergistic to our growing portfolio of water utilities and existing regional footprints, and anticipate adding further to our portfolio of water utilities in Arizona before the end of the year.

“Next week, we have a regulatory hearing regarding our rate case filing. Any new rates established by the filing would be effective for most of our utilities through and up to a three-year phase-in period likely starting in January of next year. Rate cases are typically a lengthy and uncertain process, and there can be no guarantees in terms of timing or outcome.

“Looking ahead to the rest of the year, we anticipate continued investment and growth across all areas of our business supported by positive population and job growth trends. For the benefit of our customers, shareholders and environment, we remain committed to our comprehensive approach to water utility management that is designed to reduce demand on scarce non-renewable water sources and costly renewable water supplies.”

Q2 2021 Financial Summary

Revenues

Total revenues in the second quarter of 2021 increased $1.1 million, or 10.7%, to $10.9 million compared to $9.9 million in the same period in 2020. This increase was primarily driven by an increase of 10.2% in active service connections combined with an increase in usage and rates.

Total revenues for the first half of 2021 increased $2.1 million, or 11.5%, to $20.2 million compared to $18.1 million in the same period in 2020. This increase was primarily driven by increase in active service connections along with an increase in usage and rates.

Operating Expenses

Operating expenses increased $0.4 million, or 5.4%, to $8.6 million in the second quarter of 2021 compared to $8.2 million in the same period in 2020. The increase was primarily attributed to increased operations and maintenance expenses associated with increased property tax expense and utilities and related expense. The increase in operating expenses was also driven by an increase of $0.2 million in depreciation expense.

Operating expenses for the first half of 2021 increased $2.2 million, or 15.2%, to $16.8 million, compared to $14.6 million in the same period in 2020. The increase was primarily attributed to increased general and administrative expenses associated with increased deferred compensation expense and board compensation expense, both driven by the increase in stock price. The increase in operating expenses was also driven by a $0.3 million increase in depreciation expense.

Other Income (Expense)

Other income totaled $0.3 million for the second quarter of 2021, compared to other expense of $1.8 million in the second quarter of 2020. The change in other income (expense) was primarily attributed to $1.5 million of income recognized on the sale of a wireless communications tower in the second quarter of 2021 combined with a $0.5 million increase related to the loss on disposal of assets recognized in 2020.

Total other expense for the first half of 2021 decreased $2.0 million, or 66.5%, to $1.0 million, compared to $3.0 million for the same period in 2020. The decrease in other expense was primarily attributed to $1.5 million of income recognized on the sale of a wireless communications tower in the second quarter of 2021 combined with a $0.5 million increase related to the loss on disposal of assets recognized in 2020.

Net Income (Loss)

Net income totaled $2.0 million, or $0.09 per share, in the second quarter of 2021, compared to net loss of $0.1 million, or $(0.01) per share, in the same period in 2020. The increase was primarily attributed to the increase in other income, which was primarily driven by $1.5 million of income recognized on the sale of a wireless communications tower. The increase was also driven by the increase in total revenues, partially offset by increases in operating expenses.

Net income increased $1.5 million to $1.8 million, or $0.08 per share, for the first half of 2021, from $0.2 million, or $0.01 per share, for the same period in 2020. The increase was primarily attributed to the increase in other income, which was primarily driven by the $1.5 million of income recognized on the sale of a wireless communications tower. The increase was also driven by the increase in total revenues, partially offset by increases in operating expenses.

Adjusted EBITDA

Adjusted EBITDA increased $0.5 million, or 11.5%, to $5.3 million in the second quarter of 2021, compared to $4.8 million for the same period in 2020. The increase was driven by an increase in revenue from increase in active service connections, increased consumption, and higher rates, partially offset by higher operating expenses (see definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).

Adjusted EBITDA increased less than $0.1 million to $8.9 million for the first half of 2021, compared to $8.8 million for the same period in 2020. The increase was driven by increased total revenues for the first half of 2020 (see definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).

Capital Resources
Cash and cash equivalents totaled $19.3 million at June 30, 2021, as compared to $18.0 million at December 31, 2020. The increase was primarily due to cash generated from operating activities. As of June 30, 2021, the company has no notable near-term cash expenditures, other than the first two principal payments on its debt obligation in the amounts of $1.9 million due in December 2021 and $1.9 million due in June 2022.

Dividend Policy
The company recently declared a monthly cash dividend of $0.02434 per common share (or $0.29208 per share on an annualized basis), which will be payable on August 31, 2021 to holders of record at the close of business on August 17, 2021.

Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the Arizona Corporation Commission. The company will also continue to aggregate water and wastewater utilities, allowing the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.

Connection Rates
As of June 30, 2021, active service connections increased by 4,741, or 10.2%, to 51,314, compared to 46,573 at June 30, 2020. The increase in active service connections was primarily due to growth in the company's service areas. As of June 30, 2021, the vacancy rate was 0.6%.

Arizona’s Growth Corridor: Positive Population and Economic Trends
The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and business friendly environment. The area's population has increased throughout 2019 and 2020, and it continues to grow. The Employment and Population Statistics Department of the State of Arizona predicts that Phoenix Metro will have a population of 5.7 million by 2030 and reach 6.5 million by 2040. During the three months ended June 30, 2021, Arizona’s employment rate increased by 5.5%, ranking the state in the top 25 nationally for job growth. The company sees this strong growth outlook as an opportunity to increase active service connections and grow revenues.

Conference Call
Global Water Resources will hold a conference call to discuss its second quarter 2021 results tomorrow, followed by a question and answer period.

Date: Friday, August 6, 2021
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-631-891-4304
Conference ID: 10015833

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through August 20, 2021.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10015833

About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 16 utilities which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles nearly 1 billion gallons of water annually.

The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle by owning and operating water, wastewater, and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. TWM includes additional smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth. To learn more, visit www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures

This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA, and Adjusted EBITDA. EBITDA is defined for the purposes of this press release as net income (loss) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i)

nonrecurring events; (ii) option expense related to awards made to the board of directors and management; and (iii) restricted stock expense related to awards made to executive officers.

Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of certain expenditures. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that this measure provides our investors measures of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA and Adjusted EBITDA, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the most comparable GAAP measure, is included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning future net income growth, our strategy, acquisition plans and our ability to complete additional acquisitions, our dividend policy, trends relating to population growth, active service connections, regulated revenue, the development of residential and commercial properties within our service areas, the anticipated impacts from the COVID-19 pandemic on the company, including to our business operations, results of operations, cash flows, and financial position, and our future responses to the COVID-19 pandemic, the success of our rate application and the timing of any resulting phase-in of new rates, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors, including the duration and spread of the COVID-19 pandemic, its severity, the emergence and severity of its variants, the actions to contain the virus or treat its impact, such as the availability and efficacy of vaccines (particularly with respect to emerging strains of the virus) and potential hesitancy to utilize them, restrictions on travel and transportation, and how quickly and to what extent normal economic and operating conditions can resume. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, and subsequent filings with the SEC. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both or Grant Stude
CMA Investor Relations

Tel (949) 432-7566
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	June 30, 2021	December 31, 2020
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	$353,349	$340,193
Less accumulated depreciation	(105,828)	(101,302)
Net property, plant and equipment	247,521	238,891
CURRENT ASSETS:
Cash and cash equivalents	19,349	18,033
Accounts receivable — net	1,899	2,147
Customer payments in-transit	136	306
Unbilled revenue	2,910	2,304
Prepaid expenses and other current assets	1,026	665
Total current assets	25,320	23,455
OTHER ASSETS:
Goodwill	4,595	4,600
Intangible assets — net	10,681	11,185
Regulatory asset	2,229	2,036
Restricted cash	1,316	3,272
Other noncurrent assets	9	—
Total other assets	18,830	21,102
TOTAL ASSETS	291,671	283,448
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	811	531
Accrued expenses	7,819	8,261
Deferred revenue	—	4
Customer and meter deposits	1,594	1,558
Long-term debt and capital leases — current portion	3,994	2,035
Total current liabilities	14,218	12,389
NONCURRENT LIABILITIES:
Long-term debt and capital leases	110,893	112,659
Deferred revenue - ICFA	18,475	17,843
Regulatory liability	7,654	7,986
Advances in aid of construction	84,066	76,384
Contributions in aid of construction — net	18,067	14,632
Deferred income tax liabilities — net	4,180	3,652
Acquisition liability	1,773	1,773
Other noncurrent liabilities	1,381	3,942
Total noncurrent liabilities	246,489	238,871
Total liabilities	260,707	251,260
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 22,748,143 and 22,690,477 shares issued as of June 30, 2021 and December 31, 2020, respectively.	227	227
Treasury stock, 127,708 and 102,711 shares at June 30, 2021 and December 31, 2020, respectively.	(1)	(1)
Paid in capital	30,738	31,962
Retained earnings	—	—
Total shareholders' equity	30,964	32,188
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$291,671	$283,448

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
REVENUES:
Water services	$5,250	$4,675	$9,236	$8,063
Wastewater and recycled water services	5,676	5,126	10,919	9,949
Unregulated revenues	18	88	47	107
Total revenues	10,944	9,889	20,202	18,119

OPERATING EXPENSES:
Operations and maintenance	2,480	2,340	4,979	4,572
General and administrative	3,717	3,625	7,207	5,713
Depreciation and amortization	2,408	2,197	4,634	4,310
Total operating expenses	8,605	8,162	16,820	14,595
OPERATING INCOME	2,339	1,727	3,382	3,524

OTHER INCOME (EXPENSE):
Interest income	8	27	13	79
Interest expense	(1,353)	(1,359)	(2,678)	(2,697)
Other	1,629	(480)	1,644	(431)
Total other income (expense)	284	(1,812)	(1,021)	(3,049)

INCOME (LOSS) BEFORE INCOME TAXES	2,623	(85)	2,361	475
INCOME TAX BENEFIT (EXPENSE)	(641)	(37)	(596)	(243)
NET INCOME (LOSS)	$1,982	$(122)	$1,765	$232

Basic earnings (loss) per common share	$0.09	$(0.01)	$0.08	$0.01
Diluted earnings (loss) per common share	$0.09	$(0.01)	$0.08	$0.01
Dividends declared per common share	$0.07	$0.07	$0.15	$0.14

Weighted average number of common shares used in the determination of:
Basic	22,620,037	22,566,014	22,603,991	22,449,720
Diluted	22,895,275	22,566,014	22,884,618	22,485,622

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,765	$232
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	1,697	1,069
Depreciation and amortization	4,634	4,310
Amortization of deferred debt issuance costs and discounts	22	92
Other losses	16	550
Provision for doubtful accounts receivable	36	43
Deferred income tax expense	528	181
Changes in assets and liabilities
Accounts receivable	212	(537)
Other current assets	(798)	(553)
Accounts payable and other current liabilities	(3,077)	(951)
Other noncurrent assets	(193)	39
Other noncurrent liabilities	2,522	626
Net cash provided by operating activities	7,364	5,101
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(6,408)	(5,399)
Cash paid for acquisitions, net of cash acquired	(5)	—
Other cash flows from investing activities	—	(8)
Net cash used in investing activities	(6,413)	(5,407)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(3,301)	(3,263)
Advances in aid of construction	1,773	481
Proceeds from stock option exercise	4	—
Principal payments under capital lease	(67)	(54)
Loan repayments	—	(18)
Proceeds from sale of stock	—	11,739
Debt issuance costs paid	—	(53)
Payments of offering costs for sale of stock	—	(221)
Net cash (used) provided by financing activities	(1,591)	8,611
INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(640)	8,305
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	21,305	9,095
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	$20,665	$17,400

Supplemental disclosure of cash flow information:

	June 30, 2021	June 30, 2020
Cash and cash equivalents	$19,349	$15,477
Restricted Cash	1,316	1,923
Total cash, cash equivalents, and restricted cash	$20,665	$17,400

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2021 and 2020 is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Income (Loss)	$1,982	$(122)	$1,765	$232
Income tax benefit (expense)	641	37	596	243
Interest income	(8)	(27)	(13)	(79)
Interest expense	1,353	1,359	2,678	2,697
Depreciation and amortization	2,408	2,197	4,634	4,310
EBITDA	6,376	3,444	9,660	7,403
Management option expense	115	115	226	231
Loss on disposal of assets	—	548.684	—	547
Restricted stock expense	306	654	465	654
Wireless communication tower sale	(1,485)	—	(1,486)	—
EBITDA adjustments	(1,064)	1,318	(795)	1,432
Adjusted EBITDA	$5,312	$4,762	$8,865	$8,835